Exhibit 99.1

EyePoint Pharmaceuticals Reports Third Quarter 2023 Financial Results and Highlights Recent Corporate Developments

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Positive masked safety data update for EYP-1901 in ongoing PAVIA and DAVIO 2 Phase 2 clinical trials as of October 1, 2023 with no drug related ocular or systemic SAEs reported –

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Leadership strengthened with the appointment of Stuart Duty to the Board of Directors and the promotion of George Elston to Executive Vice President –

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Topline data for Phase 2 DAVIO 2 trial anticipated in December 2023 and Phase 2 PAVIA trial in 2Q 2024 –

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Management to host a conference call and webcast today at 8:30 a.m. ET –

WATERTOWN, Mass., November 1, 2023 (GLOBE NEWSWIRE) – EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a company committed to developing and commercializing therapeutics to improve the lives of patients with retinal diseases, today announced financial results for the third quarter ended September 30, 2023, and highlighted recent corporate developments.

“We continued advancing EYP-1901 through clinical development in the third quarter, announcing positive masked safety results for our lead product candidate EYP-1901 in the ongoing DAVIO 2 and PAVIA Phase 2 clinical trials,” said Jay Duker, M.D., President and Chief Executive Officer of EyePoint Pharmaceuticals. “We remain on-track to report topline data for the DAVIO 2 trial in wet AMD in December 2023 and the PAVIA trial in non-proliferative diabetic retinopathy in the second quarter of 2024. We also plan to initiate the Phase 2 VERONA trial of EYP-1901 in diabetic macular edema in the first quarter of 2024.”

Dr. Duker continued, “It is an exciting time for EyePoint as we are well-positioned to execute on key near-term milestones and drive value for shareholders. We remain laser focused on our mission of making a difference in the lives of patients suffering from retinal diseases.”

R&D Highlights and Updates

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Accepted to present at the upcoming American Academy of Ophthalmology (AAO) Annual Meeting in November, including at AAO’s Eyecelerator pre-meeting tomorrow, November 2, 2023. At Eyecelerator, the Company will be presenting interim masked safety data through October 1, 2023 from its ongoing DAVIO 2 and PAVIA Phase 2 clinical trials.
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At the AAO Annual Meeting, EyePoint will be presenting an encore presentation of preclinical data highlighting the potential neuroprotective effect of vorolanib, the active drug in EYP-1901, against photoreceptor degeneration in a validated rodent retinal detachment model.
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Presented subgroup analyses of the Phase 1 DAVIO trial of EYP-1901 demonstrating reduced treatment burden in wet AMD at the EURETINA Congress and the Retina Society Annual Meeting in October.

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Presented a comparison of the antiangiogenic profile of tyrosine kinase inhibitors vorolanib, axitinib, and sunitinib at the Retina Society Annual Meeting in October demonstrating effective inhibition of receptors involved in pathological angiogenesis with vorolanib not having a physiological impact on TIE 2 function.
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Announced EYP-2301, razuprotafib (a TIE-2 agonist) in Durasert E™ as a potential sustained delivery treatment for patients with serious retinal diseases.
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Presented interim masked safety and baseline patient demographics of the DAVIO 2 clinical trial in wet AMD at the OIS Retina Innovation Summit in July. In addition to positive safety data, an analysis of the reported patient demographics suggests that Phase 2 DAVIO 2 patients have, on average, better starting visual acuity and less central subfield thickness than the Phase 1 DAVIO cohort.
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Presented 12-month ocular pharmacokinetic results from a study evaluating EYP-1901’s drug delivery through the Durasert platform at the American Society of Retina Specialists (ASRS) Annual Meeting in July. The Company also presented an encore subgroup analysis of the EYP-1901 final twelve-month Phase 1 DAVIO results, which showed that 67% of the DAVIO patients with no excess fluid at screening did not require a supplemental anti-VEGF injection up to the six-month visit.
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Plans to initiate VERONA, a Phase 2 clinical trial evaluating EYP-1901 in diabetic macular edema (DME) in the first quarter of 2024 remain on track.

Recent Corporate Highlights

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Announced the promotion of George Elston to Executive Vice President and the appointment of Stuart M. Duty to the Company’s Board of Directors in October 2023.
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Appointed Jay S. Duker, M.D. as President and Chief Executive Officer and member of the Board of Directors as part of a CEO transition in July 2023. Dr. Duker was previously Chief Operating Officer and President. Nancy S. Lurker transitioned to the role of Executive Vice Chair of the Board of Directors from the position of CEO.
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Appointed Marcia Sellos-Moura, Ph.D. as Senior Vice President, Program Leadership on July 31, 2023. Dr. Sellos-Moura brings over 20 years of biopharmaceutical experience to the Company.

Review of Results for the Third Quarter Ended September 30, 2023

For the third quarter ended September 30, 2023, total net revenue was $15.2 million compared to $10.0 million for the quarter ended September 30, 2022. Net product revenue for the third quarter was $0.8 million, compared to net product revenues for the third quarter ended September 30, 2022 of $9.7 million. The decrease in net product revenue resulted from sale of the YUTIQ franchise in May 2023 and the discontinuation of DEXYCU commercialization activities in 2023.

Net revenue from royalties and collaborations for the third quarter ended September 30, 2023 totaled $14.4 million compared to $0.3 million in the corresponding period in 2022. The increase was primarily due to partial recognition of deferred revenue from the sale of the YUTIQ franchise which will be recognized over a 2-year period in connection with the delivery of YUTIQ supply units.

Operating expenses for the third quarter ended September 30, 2023 totaled $29.6 million versus $28.4 million in the prior year period. This increase was primarily driven by R&D spending on the ongoing EYP-1901 clinical trials, partially offset by reduced sales and marketing expense. Non-operating expense, net, totaled $1.8 million and net loss was $12.6 million, or ($0.33) per share, compared to a net loss of $18.4 million, or ($.49) per share, for the prior year period.

Cash and investments at September 30, 2023 totaled $136.0 million compared to $144.6 million at December 31, 2022.

Financial Outlook

We expect the cash, cash equivalents and investments on September 30, 2023 will enable us to fund our current and planned operations into 2025.

Conference Call Information

EyePoint will host a conference call today, at 8:30 a.m. ET to discuss the results for the third quarter ended September 30, 2023 and recent corporate developments. To access the live conference call, please register at https://register.vevent.com/register/BI3b701846a11841ad855aab9d0b8aff10. A live audio webcast of the event can be accessed via the Investors section of the Company website at www.eyepointpharma.com. A webcast replay will also be available on the corporate website at the conclusion of the call.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals (Nasdaq: EYPT) is a company committed to developing and commercializing therapeutics to help improve the lives of patients with serious retinal diseases. The Company's pipeline leverages its proprietary erodible Durasert E™ technology for sustained intraocular drug delivery including EYP-1901, an investigational sustained delivery intravitreal anti-VEGF treatment currently in Phase 2 clinical trials. The proven Durasert® drug delivery platform has been safely administered to over 80,000 patient eyes across four U.S. FDA approved products. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts. For more information visit www.eyepointpharma.com.

EYEPOINT SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the sufficiency of our existing cash resources into 2025; our plans and any other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments, including statements containing the words “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes uncertainties regarding the timing and clinical development of our product candidates, including EYP-1901; the potential for EYP-1901 as a novel sustained delivery treatment for serious eye diseases, including wet age-related macular degeneration, non-proliferative diabetic retinopathy and diabetic macular edema; our ability to realize the anticipated benefits of the 2023 sale of YUTIQ® to Alimera Sciences including our potential to receive additional payments from Alimera pursuant to the our agreements with Alimera; our ability to manufacture YUTIQ in sufficient quantities pursuant to our commercial supply agreements with Alimera and Ocumension Therapeutics; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the success of current and future license agreements, including our agreements with Alimera, Ocumension, Equinox Science and Betta Pharmaceuticals; termination or breach of current and future license agreements; our dependence on contract research organizations, co-promotion partners, and other outside vendors and service providers; effects of competition; market acceptance of our products, including our out-licensed products; product liability; industry consolidation; compliance with environmental laws; risks and costs of international business operations; volatility of stock price; possible dilution; the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market; the extent to which COVID-19 impacts our business and the medical community; protection of our intellectual property and avoiding intellectual property infringement; retention of key personnel; manufacturing risks; the sufficiency of the Company’s cash resources and need for additional financing; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated, or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investors:

Christina Tartaglia
Stern IR
Direct: 212-698-8700
christina.tartaglia@sternir.com

Media Contact:

Amy Phillips

Green Room Communications

Direct: 412-327-9499

aphillips@greenroompr.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)
	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$133,035	$95,633
Marketable securities	2,977	48,928
Accounts and other receivables, net	483	15,503
Prepaid expenses and other current assets	9,091	9,858
Inventory	4,577	2,886
Total current assets	150,163	172,808
Operating lease right-of-use assets	5,250	6,038
Other assets	4,630	1,510
Total assets	$160,043	$180,356
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$22,997	$22,278
Deferred revenue	39,841	1,205
Short-term borrowings	—	10,475
Other current liabilities	1,058	579
Total current liabilities	63,896	34,537
Long-term debt	—	29,310
Deferred revenue – noncurrent	32,341	13,557
Operating lease liabilities – noncurrent	5,185	5,984
Other long-term liabilities	—	600
Total liabilities	101,422	83,988
Stockholders' equity:
Capital	785,827	766,933
Accumulated deficit	(728,047)	(671,351)
Accumulated other comprehensive income	841	786
Total stockholders' equity	58,621	96,368
Total liabilities and stockholders' equity	$160,043	$180,356

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Product sales, net	$816	$9,720	$13,483	$30,048
License and collaboration agreements	14,137	52	17,768	160
Royalty income	249	240	739	663
Total revenues	15,202	10,012	31,990	30,871
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	1,202	1,405	3,634	4,916
Research and development	17,363	11,162	46,711	34,099
Sales and marketing	479	6,016	11,504	19,592
General and administrative	10,556	9,212	28,854	26,321
Amortization of acquired intangible assets	—	615	—	1,845
Total operating expenses	29,600	28,410	90,703	86,773
Loss from operations	(14,398)	(18,398)	(58,713)	(55,902)
Other income (expense):
Interest and other income, net	1,786	640	4,611	1,067
Interest expense	—	(662)	(1,247)	(2,408)
Loss on extinguishment of debt	—	—	(1,347)	(1,559)
Total other income (expense), net	1,786	(22)	2,017	(2,900)
Net loss	$(12,612)	$(18,420)	$(56,696)	$(58,802)
Net loss per common share – basic and diluted	$(0.33)	$(0.49)	$(1.50)	$(1.58)
Weighted average common shares outstanding – basic and diluted	38,341	37,338	37,804	37,305